Exhibit 99.1

Stereotaxis Announces Record Date for Rights Offering

ST. LOUIS, MO, October 29, 2013 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that it has fixed 5:00 p.m. New York City time on October 31, 2013 as the record date for determination of stockholders (and eligible warrant holders) entitled to participate in its previously-announced rights offering. Upon commencement of the rights offering, Stereotaxis will distribute, at no charge to the holders of record of its common stock (and of certain of its warrants), as of the record date referenced above, subscription rights for each share of common stock (or warrant, as applicable) owned on the record date. Each subscription right will entitle the holder to purchase one-third of a share of common stock, at a price of $3.00 per share.

The subscription rights will be exercisable until 5:00 p.m. New York City time, on November 21, 2013. Stereotaxis may, subject to certain limitations, extend the rights offering, but does not currently intend to do so. Any fractional rights remaining after aggregating all of the subscription rights issued to shareholders and participating warrant holders will be rounded down to the nearest whole number, and no shareholder or participating warrant holder will receive any shares with respect to fractional rights that are rounded down.

The rights will be listed on the NASDAQ Capital Market under the symbol “STXSR,” commencing on or about Friday, November 1, 2013 and continuing through the expiration of the rights offering. The ex-rights date for the rights offering is pending and will be announced once it is established by NASDAQ. The ex-rights date is the date on which Stereotaxis’s common stock will begin to trade without the subscription rights and the rights will trade separately from the common stock. As a result, shareholders who sell their shares prior to the ex-rights date will also be selling their subscription rights.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to the rights was filed with the Securities and Exchange Commission and was declared effective on October 29, 2013. The rights offering is being made only by means of a prospectus filed by the Company with the Securities and Exchange Commission on October 29, 2013. Copies of the prospectus, which will contain further details regarding the rights offering will be provided to all stockholders and participating warrant holders as of the record date.

A copy of the prospectus, or further information with respect to the rights offering, may be obtained by calling the rights agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com